EXHIBIT 99.1

EMJ Reports Fiscal 2003 Results

BREA, Calif.—(BUSINESS WIRE)—May 1, 2003—The Earle M. Jorgensen Company (“EMJ”) today reported results for the Company’s fourth quarter and fiscal year ended March 31, 2003.

Revenues increased 9.5% to $246.0 million and operating income increased 78.0% to $21.0 million for the fourth quarter of fiscal 2003, when compared to $224.6 million and $11.8 million, respectively, for the same period in fiscal 2002. Net income for the fourth quarter of fiscal 2003 was $8.0 million versus $1.0 million for the same period in fiscal 2002.

Revenues increased 2.8% to $919.9 million and operating income increased 26.0% to $63.4 million for fiscal 2003, when compared to $895.1 million and $50.3 million, respectively, for fiscal 2002. After recognizing an extraordinary loss of $12.3 million resulting from early termination of debt, the Company reported net income of $2.4 million for fiscal 2003 versus $5.4 million for fiscal 2002. The fiscal 2002 period included a non-operating excise tax of $1.9 million related to an IRS settlement agreement.

Maurice S. Nelson, Jr., EMJ’s President and Chief Executive Officer stated, “Fiscal 2003 was a good year for EMJ given the challenges our industry experienced during a time of economic uncertainty. Throughout fiscal 2003, our business levels were stable,

although we did experience slightly higher volumes in our fourth quarter due to higher cyclical demand and increased market share.

Tonnage sold during the fourth quarter and fiscal 2003 increased 7% and 3%, respectively, when compared to the same periods of fiscal 2002. Our Canadian operations enjoyed a record year due to increased capacity and efficiencies from new facilities, effective marketing of core products and services, and favorable economic conditions.

“Our gross and operating margins remained strong throughout fiscal 2003, reflecting our ongoing strategy of successfully marketing our core products and services while maintaining disciplined cost controls. We believe this strategy, together with maintaining balanced inventories, has and will continue to allow us to effectively compete in the marketplace.

“Our ability to grow market share profitably in a weak economy during fiscal 2003 underscores the success of our strategies,

including the expansion and automation of our Chicago facility and our commitment to provide customers with the best service in the industry. Even though we do not expect market conditions to dramatically improve over the next year, we are excited by the opportunities to continue to leverage our strengths and capabilities to increase our growth and market share in fiscal 2004.”

Nelson concluded his remarks by stating, “I want to thank all the employees at EMJ for the effort given and results achieved during fiscal 2003. We are confident we can continue to build on our past successes and look forward to new challenges and opportunities in fiscal 2004.”

EMJ, with headquarters in Brea, is one of the largest independent distributors of metal products in North America with 35 service and processing centers. EMJ inventories more than 25,000 different bar, tubing, plate, and various other metal products, specializing in cold finished carbon and alloy bars, mechanical tubing, stainless bars and shapes, aluminum bars, shapes and tubes, and hot-rolled carbon and alloy bars.

The Company has scheduled a conference call with industry analysts and other interested persons to discuss its fourth quarter and fiscal 2003 results. The call will take place on May 2, 2003 at 8:00 a.m. PDT. The dial-in phone number for those interested in participating on the call is 800-834-5978. The Company’s results can also be found on its internet website at www.emjmetals.com.

This release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995, including, without limitation, the statement relating to anticipated growth in fiscal 2004. Actual events or results may differ materially from expectations and are subject to risks, uncertainties and other factors over which we have no control, such as the cyclicality of the metals industry and the industries that purchase our products, fluctuations in metals prices, risks associated with the implementation of new technology, general economic conditions, competition in the metals service center industry and our “on-time or free” delivery guaranty. These factors and additional information are included in the Company’s reports on file with the Securities and Exchange Commission. In particular, we refer you to our Registration Statement on Form S-4 filed on July 3, 2002.

Earle M. Jorgensen Company

Financial Highlights

(in $000’s)

	Fourth Quarter Ended March:		Twelve Months Ended March:
	2003	2002	2003	2002

Statement of Operations and Other Data:
Revenues	$245,991	$224,591	$919,927	$895,058
Gross Profit	70,769	61,948	261,365	253,067
Warehouse and delivery expense	33,197	30,245	127,080	124,457
Selling expense	8,518	7,946	32,329	31,932
General and administrative expense	8,009	11,973	38,590	46,405
Operating expenses	49,724	50,164	197,999	202,794
Operating income	21,045	11,784	63,366	50,273
Net interest expense	12,120	10,767	47,206	42,545
Income before income taxes and extraordinary loss	8,925	1,017	16,160	5,809	(a)
Extraordinary loss - early termination of debt	—	—	12,278	—
Net income	8,011	972	2,382	5,354
EBITDA (b)	21,310	16,855	71,879	64,422
Capital expenditures	2,265	5,068	15,335	24,531

Reconciliation of EBITDA:
Operating income	$21,045	$11,784	$63,366	$50,273
Depreciation and amortization	2,847	2,839	11,369	11,449
Postretirement expense	120	62	498	249
Restructuring and other non-recurring charges	—	250	—	1,861
LIFO charge (credit)	(2,702)	1,920	(3,354)	590
EBITDA	$21,310	$16,855	$71,879	$64,422

(a) This amount is after a non-operating expense of $1.9 million for excise tax paid under an IRS settlement.

(b) “EBITDA” represents income from operations before net interest expense, taxes, depreciation and amortization, LIFO adjustments, non-recurring charges and certain non-cash expenses.

	March 31, 2003	March 31, 2002

Balance Sheet Data:
Cash and cash equivalents	$20,030	$21,300
Accounts receivable, net	97,292	89,279
Inventory	213,590	186,868
Net property, plant and equipment	113,037	111,243
Total assets	490,741	443,998
Accounts payable	119,815	88,484
Accrued liabilities	45,514	36,237
Revolving credit facility	72,007	81,700
Other long-term debt (including current portion)	258,530	211,195
Total stockholder’s deficit	(48,016)	(15,786)

—30 —MRO/se*

CONTACT:	EMJ
William S. Johnson, 714/579-8823
fax, 714/577-3754